Exhibit 99.1
Core-Mark Announces 4th Quarter Earnings and Record 2009 Results
South San Francisco, California — March 12, 2010 — Core-Mark Holding Company, Inc. (NASDAQ: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the fourth quarter and year ended December 31, 2009.
“The political and economic dynamics of 2009 led to a very unusual year; extraordinary high cigarette holding gains, declining carton volume, generally flat food/non-food sales, overall respectable margins and positive momentum for our fresh initiatives. The industry is accelerating the transition to more efficient ways of getting new products to market that the consumer will buy. We believe that Core-Mark is well positioned to support our retail customers as they migrate through this change,” said Michael Walsh, President and Chief Executive Officer of Core-Mark.
Fourth Quarter of 2009
Net sales were $1.65 billion for the fourth quarter of 2009 compared to $1.49 billion for the same period in 2008, a 10.7% increase, or 8.3% excluding the effects of foreign currency fluctuations. The largest contributor to this increase was approximately $157 million of cigarette price inflation which the Company believes was related to the passage of the State Children’s Health Insurance Program (SCHIP).
Gross profit for the fourth quarter of 2009 was $94.1 million compared to $92.9 million for the same period in 2008. Gross profit, excluding cigarette holding profits, other tobacco product (OTP) tax refunds and LIFO expense, grew to $94.0 million in the fourth quarter of 2009 from $90.3 million in the fourth quarter of 2008, a 4.1% increase. The fourth quarter of 2008 included $4.3 million more in non-cigarette floor stock gains due to manufacturer price increases than in the fourth quarter of 2009.
The Company’s operating expenses for the fourth quarter of 2009 increased to $85.4 million compared to $80.8 million in the same quarter in 2008. This $4.6 million increase was due primarily to warehouse and delivery expenses which included a $2.7 million increase in healthcare and workers compensation costs and a $0.7 million increase in net fuel expense. As a percentage of net sales, total operating expenses decreased by 24 basis points.
Net income for the fourth quarter of 2009 was $8.5 million, or $0.76 per diluted share compared to $7.4 million, or $0.70 per diluted share, for the same period in 2008. Diluted earnings per share was impacted by several items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $0.53 for the fourth quarter this year compared to $0.64 in the fourth quarter of 2008.

2009 Results
Net sales were $6.53 billion for 2009 compared to $6.04 billion for the same period in 2008, an 8.1% increase. Excluding the effects of foreign currency fluctuations, net sales increased 9.1% for the year. Approximately $534 million of this increase resulted from U.S. cigarette manufacturer price increases in response to the passage of SCHIP.
Gross profit for 2009 was $401.6 million compared to $359.1 million in 2008. Cigarette inventory holding profits were $36.7 million, offset by $11.5 million of Federal excise tax (FET), net of manufacturers’ reimbursements, in 2009 compared to a gain of $3.1 million in 2008. Gross profit, excluding cigarette inventory holding profits, FET, OTP tax refunds and LIFO expense, grew to $382.5 million in 2009 compared to $365.6 million in 2008, a 4.6% increase. Gross profit improved despite non-cigarette floor stock income earned from manufacturer price increases being $8.1 million lower than in 2008.
The Company’s operating expenses increased to $336.6 million in 2009 compared to $329.0 million in the previous year. This $7.6 million increase was due largely to incremental expenses of $6.5 million from the New England division and a $3.6 million increase in healthcare and worker’s compensation costs, offset by a $4.5 million reduction in net fuel expense. As a percentage of net sales, total operating expenses decreased by 29 basis points.
Net income for 2009 was $47.3 million, or $4.35 per diluted share compared to $17.9 million, or $1.64 per diluted share, for 2008. Pre-tax cigarette holding profits, net of FET, was $25.2 million and contributed significantly to the improvement in net income. In addition, diluted earnings per share was impacted by several other items, which are reconciled in the attached table. Excluding these items, diluted earnings per share on a non-GAAP basis would have been $2.61 for the year compared to $2.17 in 2008.
Guidance for 2010
The Company reiterated its annual guidance of $6.9 billion in net sales for 2010. This guidance contemplates a decline in cigarette carton volumes offset by higher cigarette taxes and manufacturers’ price increases. The non-cigarette categories are expected to benefit from further progress in implementing key strategies including “Fresh” and the Vendor Consolidation Initiative. Management also reiterated its expected capital expenditures of approximately $20 million for 2010.
Investors Conference Call
Core-Mark will host an earnings call on Monday, March 15, 2010 at 9:00 a.m. Pacific time during which management will review the results of the fourth quarter and year ended December 31, 2009. The call may be accessed by dialing 1-800-588-4973 using the code 26161515. The call may also be listened to on the Company’s internet website www.core-mark.com.
An audio replay will be available for two weeks following the call by dialing 888-843-8996 using the same code. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 24,000 retail locations in 50 U.S. states and five Canadian provinces through 26 distribution centers, two of which Core-Mark operates as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com.
SEC Regulation G — Non-GAAP Information
This press release includes non-GAAP diluted earnings per share. We believe this non-GAAP financial measure provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation of our diluted earnings per share. Management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Safe Harbor
Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.
Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward-looking statements.
Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; uncertain economic conditions; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers’ dependence on a few relatively large customers; competition in the labor market; product liability claims and manufacturer recalls of products; fuel price increases; our dependence on our senior management; integration of acquired businesses; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto including the Family Smoking Prevention and Tobacco Control Act which was signed into law in June 2009 which granted the U.S. federal Food & Drug Administration (“FDA”) the authority to regulate the production and marketing of tobacco products in the U. S.; earthquake and natural disaster damage; failure or disruptions to our information systems; a greater decline than anticipated in cigarette sales volume; our ability to implement marketing strategies and competition from sales of deep-discount brands and illicit and other low priced sales of cigarettes. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 12, 2010 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	December 31,	December 31,
	2009	2008

Assets

Current assets:
Cash and cash equivalents	$17.7	$15.7
Restricted cash	12.4	11.4
Accounts receivable, net of allowance for doubtful accounts of $9.1 and $8.8, respectively	161.1	146.9
Other receivables, net	39.6	34.1
Inventories, net	275.5	238.4
Deposits and prepayments	42.2	26.5
Deferred income taxes	3.6	12.2

Total current assets	552.1	485.2

Property and equipment, net	83.8	74.2
Deferred income taxes	5.3	12.1
Goodwill	3.7	3.7
Other non-current assets, net	33.0	37.4

Total assets	$677.9	$612.6

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$63.2	$66.0
Book overdrafts	19.4	17.8
Cigarette and tobacco taxes payable	132.3	103.2
Accrued liabilities	59.6	58.1
Deferred income taxes	0.6	1.6

Total current liabilities	275.1	246.7

Long-term debt, net	20.0	30.8
Other long-term liabilities	4.3	11.1
Claims liabilities, net of current portion	32.6	31.3
Pension liabilities	15.7	19.1

Total liabilities	347.7	339.0

Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized, 11,001,632 and 10,746,416 shares issued; and 10,506,270 and 10,349,700 shares outstanding at December 31, 2009 and 2008, respectively)	0.1	0.1
Additional paid-in capital	216.2	209.3
Treasury stock at cost (495,362 and 396,716 shares of common stock at December 31, 2009 and 2008, respectively)	(13.2)	(11.0)
Retained earnings	129.6	82.3
Accumulated other comprehensive loss	(2.5)	(7.1)

Total stockholders’ equity	330.2	273.6

Total liabilities and stockholders’ equity	$677.9	$612.6

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$1,651.9	$1,492.2	$6,531.6	$6,044.9
Cost of goods sold	1,557.8	1,399.3	6,130.0	5,685.8

Gross profit	94.1	92.9	401.6	359.1

Warehousing and distribution expenses	51.0	46.4	197.3	197.6
Selling, general and administrative expenses	34.0	33.9	137.3	129.4
Amortization of intangible assets	0.4	0.5	2.0	2.0

Total operating expenses	85.4	80.8	336.6	329.0

Income from operations	8.7	12.1	65.0	30.1

Interest expense	0.4	0.6	1.7	2.2
Interest income	(0.1)	(0.1)	(0.3)	(1.0)
Foreign currency transaction (gains) losses, net	(0.2)	3.7	(2.2)	6.3

Income before income taxes	8.6	7.9	65.8	22.6

Provision for income taxes	0.1	0.5	18.5	4.7

Net income	$8.5	$7.4	$47.3	$17.9

Basic income per common share	$0.82	$0.71	$4.53	$1.71

Diluted income per common share	$0.76	$0.70	$4.35	$1.64

Basic weighted-average shares	10.5	10.4	10.5	10.5
Diluted weighted-average shares	11.1	10.5	10.9	10.9
Note (1): Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Twelve Months Ended
	December 31,
	2009	2008
Cash flows from operating activities:
Net income	$47.3	$17.9
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	7.1	11.0
Amortization of debt issuance costs	0.5	0.5
Amortization of stock-based compensation	5.1	3.9
Bad debt expense, net	1.8	1.6
Depreciation and amortization	18.7	17.4
Foreign currency transaction (gains) losses, net	(2.2)	6.3
Deferred income taxes	14.5	(4.9)
Changes in operating assets and liabilities:
Accounts receivable	(13.8)	(2.9)
Other receivables	(4.3)	(4.2)
Inventories	(36.7)	(31.9)
Deposits, prepayments and other non-current assets	(16.7)	4.4
Accounts payable	(4.4)	13.8
Cigarette and tobacco taxes payable	22.8	16.2
Pension, claims and other accrued liabilities	(6.6)	6.2
Income taxes payable	—	0.3

Net cash provided by operating activities	33.1	55.6

Cash flows from investing activities:
Restricted cash	0.7	(2.2)
Acquisition of business, net of cash acquired	—	(26.4)
Additions to property and equipment, net	(21.1)	(19.9)
Capitalization of software	(0.3)	(0.7)
Proceeds from sale of fixed assets	0.1	0.1

Net cash used in investing activities	(20.6)	(49.1)

Cash flows from financing activities:
(Repayments) borrowings under revolving credit facility, net	(10.7)	0.1
Repurchases of common stock (treasury stock)	(2.2)	(11.0)
Proceeds from exercise of common stock options and warrants	2.2	2.5
Tax withholdings related to net share settlements of restricted stock units	(0.5)	—
Excess tax deductions associated with stock-based compensation	0.4	0.6
Increase (decrease) in book overdrafts	1.6	(3.2)

Net cash used in financing activities	(9.2)	(11.0)

Effects of changes in foreign exchange rates	(1.3)	(1.1)

Increase (decrease) in cash and cash equivalents	2.0	(5.6)
Cash and cash equivalents, beginning of period	15.7	21.3

Cash and cash equivalents, end of period	$17.7	$15.7

Supplemental disclosures:
Cash paid during the period for:
Income taxes, net of refunds	$11.7	$7.5
Interest	$1.0	$1.7

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP DILUTED EPS
(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
			% Increase/			% Increase/
	2009(a)	2008(a)	(Decrease)	2009(a)	2008(a)	(Decrease)

Net Income	8.5	7.4	14.9%	47.3	17.9	164.2%

Diluted shares	11.1	10.5	5.7%	10.9	10.9	(0.0%)

GAAP Diluted EPS	$0.76	$0.70		$4.35	$1.64
OTP tax refunds(1)	—	(0.08)		(0.03)	(0.08)
LIFO expense	0.08	0.02		0.37	0.61
Cigarette inventory holding profits(2)	(0.08)	(0.09)		(2.04)	(0.17)
Net federal floor stock tax(3)	—	—		0.64	—
Start-up & conversion costs for Toronto & New England(4)	—	—		0.05	0.06
Foreign exchange (gain) / loss	(0.01)	0.21		(0.12)	0.35
Tax items(5)	(0.22)	(0.12)		(0.61)	(0.24)

Non-GAAP Diluted EPS(6)	$0.53	$0.64	(17.3%)	$2.61	$2.17	20.2%

(1) OTP tax refunds
In November 2008, we recorded a $1.4 million refund related to the overpayment of taxes on Other Tobacco Products (OTP) with the State of Texas for the period of April 1, 2003 through August 31, 2007. We received OTP tax refunds of $0.6 million from the State of Florida in September 2009.
(2) Cigarette inventory holding profits
Cigarette holding profits were $1.5 million for both the three months ended December 31, 2009 and 2008. For the twelve months ended December 31, 2009 cigarette holding profits were $36.7 million compared to $3.1 million for the same period in 2008. The increase in cigarette inventory holding profits for the twelve months ended December 31, 2009 is due primarily to increases in cigarette prices by manufacturers in response to the increase in federal excise taxes mandated by the State Children’s Health Insurance Program (SCHIP) legislation.
(3) Net federal floor stock tax
The net federal floor stock tax, which was imposed as part of the SCHIP legislation for the twelve months ended December 31, 2009, was $11.5 million.
(4) Toronto start-up costs and New England conversion costs
In January 2008, we opened our distribution facility near Toronto, Ontario and incurred approximately $1.0 million of start-up costs. During the first half of 2009, we incurred approximately $0.9 million related to the integration of our New England division, which we acquired in June 2008, onto our information technology platform.
(5) Tax items
Included in the provision for income taxes for the three months ended December 31, 2009 is a net benefit of $2.6 million, inclusive of a net interest recovery of $0.9 million, compared to a net benefit of $1.4 million for the same period in 2008. The net benefits relate primarily to the expiration of the statute of limitations for uncertain tax positions, changes to prior year estimates based upon finalization of tax returns and state tax credits claimed for prior years.
Included in the provision for income taxes for the twelve months ended December 31, 2009 is a net benefit of $6.7 million, inclusive of a net interest recovery of $2.1 million related to unrecognized tax benefits, compared to a net benefit of $3.2 million, inclusive of net interest expense of $0.1 million, for the same period in 2008. The net benefits relate primarily to the expiration of the statute of limitations for uncertain tax positions, changes to prior year estimates based upon finalization of tax returns and state tax credits claimed for prior years.
(6) Non-GAAP Diluted EPS
The diluted earnings per share impacts of the above items were calculated using a tax rate of approximately 39.30% for 2009 and 39.32% for 2008, except for the tax items. During the fourth quarter 2009 we recorded $4.3 million less in non-cigarette floor stock income earned from manufacturer price increases compared to the same period in 2008, that were concentrated primarily in the candy category. For the twelve months ended December 31, 2009, we recorded $8.1 million less in non-cigarette floor stock income earned from manufacturer price increases compared to 2008.
(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.